Exhibit 99.1

News Corporation
NEWS RELEASE

For Immediate Release	Contact: Andrew Butcher 212-852-7070

Investors: Reed Nolte 212-852-7092

News America Incorporated Completes $1.75 Billion Debt Offering

NEW YORK, NY, December 3, 2004 – News America Incorporated, a subsidiary of News Corporation today announced it had completed its offering of $1.0 billion of 6.20% Senior Notes Due 2034 issued at 99.202% and $750 million of 5.30% Senior Notes due 2014 issued at 99.928% (together, the “New Notes”).

The offering was made in accordance with Rule 144A under the Securities Act of 1933. The offering of the New Notes has not been registered under the Securities Act, and the New Notes may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2004 of approximately US$52 billion and total annual revenues of approximately US$22 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.

1211 AVENUE OF THE AMERICAS • NEW YORK, NEW YORK 10036 • newscorp.com